Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
September 25, 2015	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Corrections Corporation of America	London	Singapore
10 Burton Hills Boulevard,	Los Angeles	Tokyo
Nashville, Tennessee 37215	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-204234; $250,000,000 Aggregate Principal Amount of 5.00% Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Corrections Corporation of America, a Maryland corporation (the “Company”), in connection with the issuance of $250,000,000 aggregate principal amount of 5.00% Notes due 2022 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Company’s subsidiary guarantors identified in Exhibit A hereto (collectively, the “Subsidiary Guarantors,” and each, a “Subsidiary Guarantor”), under an indenture (the “Base Indenture”), dated as of September 25, 2015, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (together with the Base Indenture, the “Indenture”), dated as of September 25, 2015, among the Company, the Subsidiary Guarantors, and the Trustee, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2015 (Registration No. 333-204234) (as amended, the “Registration Statement”), a base prospectus, dated May 15, 2015, included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated September 21, 2015 (together with the Base Prospectus, the “Preliminary Prospectus”), the document that the Company has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) and filed with the Commission on September 21, 2015, a prospectus supplement, dated September 21, 2015 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated September 21, 2015, among the Company, the Subsidiary Guarantors, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC as representatives of the several underwriters (the “Underwriters”) named in Schedule A thereto

September 25, 2015

(the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Subsidiary Guarantors and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, the Delaware Limited Liability Company Act and the California Revised Uniform Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. We call to your attention that certain of the Subsidiary Guarantors are organized in the State of Tennessee and Maryland, as indicated in Exhibit A hereto. Various matters concerning the laws of the State of Tennessee are addressed in the letter of Sherrard & Roe, PLC, Tennessee counsel for the Company, which has been separately provided to you. Various matters concerning the laws of the State of Maryland are addressed in the opinion of Miles & Stockbridge P.C., Maryland counsel for the Company, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed therein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment

September 25, 2015

is contrary to law or public policy, (e) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (f) provisions purporting to make a guarantor primarily liable rather than as a surety, (g) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (i) waivers of broadly or vaguely stated rights, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Company’s California subsidiary listed on Exhibit A attached hereto and the Company’s Delaware subsidiary listed on Exhibit A attached hereto, as applicable, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Subsidiary Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K dated September 25, 2015 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins, LLP

September 25, 2015

Exhibit A

Subsidiary Guarantors

California Guarantor

Correctional Alternatives, LLC, a California limited liability company

Delaware Guarantor:

CCA International, LLC, a Delaware limited liability company

Other Subsidiary Guarantors

CCA Health Services, LLC, a Tennessee limited liability company

CCA of Tennessee, LLC, a Tennessee limited liability company

CCA South Texas, LLC, a Maryland limited liability company

CCA TRS, LLC, a Maryland limited liability company

Prison Realty Management, LLC, a Tennessee limited liability company

Technical and Business Institute of America, LLC, a Tennessee limited liability company

TransCor America, LLC, a Tennessee limited liability company